Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Form S-3 333-282791; Form S-8 333-282251; Form S-3 333-281930; Form S-3 333-280775; S-1 333-278799; S-8 333-275114; S-8 333-260133; S-8 333-227515; S-8 333-213673; S-8 333-206893 on Form 8-K of Barnes & Noble Education, Inc. of our report dated July 1, 2024, except Note 4, as to which the date is December 11, 2024, relating to the consolidated financial statements of Barnes & Noble Education, Inc. as of and for the years ended April 27, 2024 and April 29, 2023 appearing in this Current Report on Form 8-K of Barnes & Noble Education, Inc.

/s/ Ernst & Young LLP
Iselin, New Jersey
December 11, 2024